Exhibit 3.1

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                TELS CORPORATION

         The undersigned, Von Hampton, the president of Tels corporation and a natural person over the age of twenty one pursuant to the Utah Business Corporation Act do hereby certify :

         I. Article I of the Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

The name of the corporation shall be: HAMPTON CONSULTING CORP.


         The undersigned, hereby further certifies that the foregoing amendment to the Articles of Incorporation of the Corporation was adopted by the affirmative vote of shareholders holding shares entitling these shareholders to exercise at least a majority of the voting power of the outstanding shares (no greater proportion of the outstanding shares being required by the provisions of the Articles of Incorporation, any amendments thereto or the Company=s bylaws) pursuant to the written consent of the shareholders as of September 29, 2004. Pursuant to said written consent of shareholders owning a total of 17,326,923 of the 31,379,411 then currently issued and outstanding shares of common stock.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Articles of Incorporation this 1st day of October, 2004.

                                                           /s/Von B. Hampton
                                                           --------------
                                                            Von B. Hampton
STATE OF KANSAS


COUNTY OF PRATT


         I, Dana Dana McDiffett do hereby certify that on the 1st day of October, 2004, Von Hampton, who is personally known to me did hereby execute the foregoing.

/s/ Dana  McDiffett
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NOTARY PUBLIC                         My commission expires: 4/23/06